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                                                                   EXHIBIT 10.9



                           [FIRST VIRTUAL LETTERHEAD]



August 27, 1996



Mr. Michael D. Schauer
7281 Country Club Lane
West Chester, Ohio 45069


Dear Michael:


This letter is to formalize our offer to you for employment with First Virtual Holdings Incorporated as President of Financial Services reporting directly to the Chairman and CEO, or such other Officer as the Board of Directors may designate.

SALARY AND BONUS.

The initial annual salary shall be $275,000 payable two times each month, and we will give you a periodic review of performance and wages on not less than an annual basis. We have also agreed that you will be eligible for a bonus, equal to one hundred percent (100%) of your annual salary, after each full year of employment. Any bonus will be at the sole discretion of the Company's Board of Directors; provided however, that for the first year of your employment, the Company shall guaranty fifty percent (50%) of your annual bonus, payable in a lump sum payment of $137,500 on February 1, 1997. Thus after your first year of employment, the Board of Directors of the Company shall decide whether you are entitled to the remaining fifty percent (50%) of your annual bonus.

BUY-OUT OF FORMER EMPLOYER'S BONUS.

As an inducement for you to sign this Agreement, the Company agrees to pay you, in addition to your salary, $22,917.00 per month for the first six (6) months of your employment with the Company. This amount is intended to compensate you for the amount you would have been paid by your former employer as an annual bonus during this period.

OPTION GRANT.

We will also grant you an option to purchase 225,000 shares of the Company's Common Stock, with a price per share of Common Stock at $11 per share ("Options"). 25,000 of the Options shall vest on September 1, 1997. In the event the Company undertakes an Initial Public Offering ("IPO") and the Company's stock is listed on NASDAQ the Company agrees to amend your option agreement so that 50,000 of the Options shall vest upon the IPO provided that you agree that all options are subject to any lock up agreement required by the Company's underwriters ("Signing Options"). Subject to the terms of your Severance Package, for any Options to vest, you must be an employee of the Company on the applicable dates.

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Mr. Michael D. Schauer
August 26, 1996
Page 2


All remaining Options (150,000) shall vest in accordance with the 1995 Stock Option Plan, which provides that 25% of the shares subject to the option shall vest and become exercisable on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares subject to the option at the end of each one-month period thereafter shall vest and become exercisable provided in each case that the optionee remains an employee and/or consultant of the Corporation. In the event the company does not complete an IPO within twelve months of the date of this letter, the Signing Options shall vest along with all other Options in accordance with the 1995 Stock Option Plan with the vesting inception date the same as those of the Options.

RELOCATION EXPENSES.

The Company would further agree to pay all your Relocation Expenses incurred during your first year of employment up to $100,000. Relocation Expenses shall include all necessary and reasonable expenses and costs associated with the relocation of you and your family, household goods and vehicles to San Diego and shall include by way of explanation and not limitation, the following:

(1) trips to the San Diego area for you and your family to locate a suitable residence; and,

(ii) commissions, fees, escrow fees, loan origination or assumption fees, and all other closing costs associated with the sale of your residence in West Chester, Ohio and purchase of a residence in the San Diego area; and,

(iii)  moving expenses for all household goods; and,

(iv) temporary living expenses (rent, food, telephone) in the San Diego area provided however, that all such expenses must be supported by receipts and must be reasonable in light of the reimbursement sought; and,

(v) also included as a Relocation Cost shall be the amount paid by the Company to assist you in selling your home located in West Chester, Ohio ("Home") or the Equity in your Home.

In the event your Home remains unsold after listing your Home for sale with a real estate broker for at least ninety (90) days ("List Period") the Company shall purchase your Home for the Fair Market Value of your Home. The Company shall have the right to assign this obligation to purchase your Home. The Company's obligation is to pay you or have a third party pay you the Equity in your Home in cash or cash equivalents within sixty (60) days of the ending of the List Period. You shall cooperate with the Company in preparing and executing any documents if the Company is required to pay you the Equity. You understand that should the Company sell your Home to a third party and receive a profit over what was paid you, the Company will be solely entitled to the profit. For purposes of this paragraph, "Equity" shall be defined as the monetary difference between all mortgages and other liens on the property and the Fair Market Value. We shall define "Fair Market Value" as the average of values determined by two independent appraisers working separately provided that each value is within five percent of the other using the higher value as the base to determine the percentage. In the event the appraiser's value is not
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Mr. Michael D. Schauer
August 26, 1996
Page 3


within five percent of each other as determined in the preceding sentence, we shall retain a third appraiser and use that appraiser's valuation provided that the value is between the values determined by the first two appraisers. If the third appraiser's value is not between the first two appraiser's value we shall average all three and use that as the Fair Market Value.

In the event your Relocation Expenses exceed $100,000.00 and the excess is caused by the Company's payments to assist you in selling your Home or the Equity, the Company will review in good faith this limitation of the Relocation Expense and at the sole discretion of the Board of Directors increase the limitation on the Relocation Expense.

The Company agrees to pay all federal and state income taxes due on said reimbursement, to the extent that any reimbursement is not deductible against your federal or state income taxes. This amount will be a separate payment from the Relocation Expense payment.

OTHER BENEFITS.

You will be entitled to four weeks paid vacation during each year of employment, provided that no more than one week is taken at a time without the permission of the Company. You shall be eligible to participate in the existing plans for group life, health and accident insurance plans, and as the Company may adopt in the future. The Company agrees to maintain your health insurance by paying your health insurance premiums for your health insurance from your former employer during the period in which you are not eligible for health insurance through the Company's insurance policies.

SEVERANCE PACKAGE.

You understand that the Company agrees that in the event the Company terminates your employment for any reason other than Cause, the Company would continue paying you your current monthly salary for twelve (12) months and would also pay an amount equal to the prior year's bonus, paid pro rata over the succeeding twelve months after your termination for any reason other than Cause, provided however, that the bonus payment would be the greater of $275,000 or your prior year's bonus. Further, if terminated for any reason other than Cause during the first twelve months of employment, all Signing Options granted in this Agreement shall vest and become exercisable on the later of the date of termination or the underwriter's lock up period. Thereafter, if terminated for any reason other than Cause, shares subject to vesting within six months of your date of termination shall vest and become exercisable on the date of termination. You understand that any accelerated options may not qualify for Incentive Stock Option treatment. The payment of salary and acceleration of options as provided herein in the event of your termination for a reason other than Cause shall be your sole and exclusive remedy in the event of your termination for a reason other than Cause ("Severance Package").

The Company further agrees that you have the right to terminate your employment with the Company and will be entitled to the Severance Package if (x) fifty one percent (51%) or more, of the outstanding shares of stock of the Company are sold in any single transaction ("Change of Control"); and, (y) there is any material adverse effect on your employment. Adverse effect may include change of job location, reduced responsibilities, change in reporting relationships, or any other impact that you in your sole discretion deem adverse, provided however, that you must
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Mr. Michael D. Schauer
August 26, 1996
Page 4


notify the Company in writing within ninety (90) days of the Change in Control of your election to terminate your employment and receive the Severance Package. Upon the Company receiving said notification, it shall have fifteen (15) days within which it may attempt to cure the adverse effect. Both parties shall act in good faith and make reasonable efforts to resolve any disputes in this regard. If, acting in good faith, you don't believe that the Company's efforts at curing the adverse effect are reasonable, you shall have the right to elect to receive the Severance Package, provided further that you in good faith assist in a management transition plan for a mutually agreeable period, not to exceed six (6) months from the Change in Control.

REPRESENTATIONS AND WARRANTIES.

You represent and warrant that no prior contract or agreement to which you are a party or any prior performance of any such agreement will interfere in any manner, or conflicts with, the terms of and complete performance of this agreement.

This offer is subject to your agreement to the terms and conditions found in Appendices A and B. Appendix A includes basic contractual terms and a customary form of employee Proprietary Information and Confidentiality Agreement. Appendix B includes the Company's Voice-mail Policy and E-mail Policy. This letter along with Appendix A and B form your employment agreement with the Company.

Your execution of this letter will create a binding agreement between you and the Company. We would want you to provide your present employer with notice of termination of employment with a copy to us. We would want you to begin work as soon as possible. We should agree to a date as soon as we know the requirements of GECC in finding a replacement, and balance that information in light of any demands of the companies underwriters. Our goal is to cause GECC to be satisfied with the professional manner in which you and in which First Virtual handle the transition. We are excited to have you with us and look forward to working together to ensure the continued success of First Virtual.


Sincerely,


First Virtual Holdings Incorporated


/s/ LEE STEIN
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Lee Stein
Chairman and Chief Executive Officer


Accepted:  /s/ MICHAEL D. SCHAUER
          -----------------------------
           Michael D. Schauer


Date:  8/28/96